Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Digital Music Group, Inc. of our report dated March 28, 2006 relating to our audit of the financial statements of Digital Music Group, Inc., which appears in the Digital Music Group, Inc. Annual Report on Form 10-K.

/S/    PERRY-SMITH LLP

Sacramento, California

January 30, 2007